Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia Seligman Premium Technology Growth Fund, Inc.	$334,356,312.59	$750,000
Tri-Continental Corporation	$1,557,816,578.20	$1,500,000